Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hallador Energy Company on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Hallador Energy Company on Form S-3 (File No. 333-292694) and Forms S-8 (File No. 333-288381, File No. 333-261930, File No. 333-163431 and File No. 333-171778).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 12, 2026